SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2002

MARINEMAX, INC.

(Exact name of Registrant as specified in its charter)

Florida State of Incorporation	1-14173 (Commission File No.)	59-2133858 (I.R.S. Employer Identification No.)

18167 U.S. HWY 19 N. SUITE 499
Clearwater, FL 33764

(Address of principal executive officers, including zip code)

(727) 531-1700

(Registrant’s telephone number, including area code)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a)	Previous independent accountants

(i.)	On June 3, 2002, MarineMax, Inc. dismissed Arthur Andersen LLP as its independent accountant.

(ii.)	The audit reports of Arthur Andersen LLP on the consolidated financial statements of MarineMax, Inc. as of and for the years ended September 30, 2001 and 2000, the two most recent fiscal years, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. A letter from Arthur Andersen LLP is attached as Exhibit 16.

(iii.)	Our Board of Directors and Audit Committee participated in and approved the decision to change independent accountants.

(iv.)	In connection with the audits for the two most recent fiscal years and through June 3, 2002, there have been no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen LLP would have caused them to make reference to them in their report on the financial statements for those years.

(v.)	During the two most recent fiscal years and through June 3, 2002, there have been no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v)).

(vi.)	We have requested that Arthur Andersen LLP furnish a letter stating whether or not it agrees with the above statements. A copy of this letter dated June 3, 2002 is filed as Exhibit 16 to this Form 8-K.

(b)	New independent accountants

We engaged Ernst & Young as our new independent accountants as of June 3, 2002. During the two most recent fiscal years and through June 3, 2002, we have not consulted with Ernst & Young regarding the following:

(i.)	the application of accounting principles to a specified transaction, either completed or proposed;

(ii.)	the type of audit opinion that might be rendered on our financial statements, and in no case was a written report provided to us nor was oral advice provided that MarineMax, Inc. concluded was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue; or

(iii.)	any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

ITEM 7. Financial Statements and Exhibits

(a)	Exhibits

16 Letter from Arthur Andersen LLP dated June 3, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarineMax, Inc.

Date: June 3, 2002	By:	/s/ Michael H. McLamb Mr. Michael H. McLamb Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description	Page No.

16	Letter from Arthur Andersen LLP dated June 3, 2002	5